Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the
Securities

(Amendment No.--)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14-11(c) or 240.14a-12

Interferon Sciences, Inc.
     (Name of Registrant as Specified In Its Charter)
Andrea D. Kantor
     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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     Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a
     6(i)(4)
     and 0-11.

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          transaction applies:  COMMON STOCK
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing
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     Identify the previous filing by registration statement
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

                          INTERFERON SCIENCES, INC.
                              783 Jersey Avenue
                        New Brunswick, New Jersey 08901
                                ___________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held June 19, 1996

To The Stockholders:

     The Annual Meeting of Stockholders of Interferon
Sciences, Inc. (the "Company") will be held at the Brunswick
Hilton and Towers, 3 Tower Center Boulevard, East Brunswick,
New Jersey on the 19th day of June, 1996 at 1:30 P.M., local time, for the following purposes:

     1.   To elect ten Directors to serve until the next
Annual Meeting and until their respective successors are elected and qualify.

   2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on April 22, 1996 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 783 Jersey Avenue, New Brunswick, New Jersey.


                                By Order of the Board of Directors



                                                Donald W. Anderson
                                                         Secretary
New Brunswick, New Jersey
April 29, 1996

   If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

















                            INTERFERON SCIENCES, INC.
                              783 Jersey Avenue
                         New Brunswick, New Jersey 08901


                                                     New Brunswick, New Jersey
                                                     April 29, 1996

                                 PROXY STATEMENT

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Interferon Sciences, Inc., a Delaware corporation (the "Company"), for use only at the Annual Meeting of Stockholders to be held at the Brunswick Hilton and Towers, 3 Tower Center Boulevard, East Brunswick, New Jersey on the 19th day of June, 1996, at 1:30 P.M., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was April 29, 1996.

     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a laterdated Proxy, except as to any matter voted upon prior to such revocation.

     The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the nominees for election as directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. The election of directors will be determined by a plurality of the votes of the shares of common stock, par value $.01 per share (the "Common Stock"), present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives affirmative votes.

                       VOTING SECURITIES

   The Board of Directors has fixed the close of business on April 22, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 22, 1996 consisted of 34,448,768 shares of Common


Stock, each entitled to one vote. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast. National Patent Development Corporation ("NPDC"), which beneficially owns 7,475,148 shares of the outstanding Common Stock as of April 22, 1996 (representing approximately 21.7% of the votes entitled to be cast at the meeting), has advised the Company that it currently intends to vote all of the shares of Common Stock it beneficially owns for the election of the directors named herein.


                    PRINCIPAL STOCKHOLDERS

    The following table sets forth the number of shares of Common Stock beneficially owned as of April 11, 1996, by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

Name and Address                   Number of shares            Percentage
of Beneficial Owner                Beneficially Owned          Of Class(1)


National Patent                      7,475,148(2)              21.7%
Development Corporation

Martin M. Pollak                     7,967,648(2)(3)           22.8%

Jerome I. Feldman                    7,981,598(2)(4)           22.8%

David Blech                            800,000(5)               2.3%

Nicholas L. Madonia, Trustee         2,287,500(6)(7)            6.6%

Mordecai Jofen, Trustee                  240,834(8)             0.7%

Biotechnology Investment Group, L.L.C. 2,710,834(9)             7.9%
__________

(1) The percentage of class calculation assumes for each beneficial owner that all of the options or warrants are exercised in full only by the named beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.

(2) Includes (i) 5,300,148 shares of Common Stock owned by NPDC, (ii) 1,359,375 shares of Common Stock owned by Five Star Group, Inc. ("FSGI"), and (iii) 815,625 shares of Common Stock owned by MXL Industries, Inc. ("MXL"). FSGI and MXL each is a wholly owned subsidiary of NPDC. Based upon the common stock and Class B Stock of NPDC outstanding at April 1, 1996, Jerome I. Feldman and Martin
     M. Pollak, officers and directors of NPDC, and directors of the Company, controlled in the aggregate approximately 10.2% of the voting power of all voting securities of NPDC. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 45.8% if they exercised all of the presently outstanding and currently exercisable stock options to purchase shares of the common stock and Class B Stock of NPDC held by them. Accordingly, Messrs. Feldman and Pollak, through their ownership of NPDC common stock, may be deemed to beneficially own the shares of Common Stock beneficially owned by NPDC, FSGI and MXL. However, Messrs. Feldman and Pollak disclaim beneficial ownership of such 7,475,148 shares. 6,975,148 of the shares of Common Stock owned by NPDC, FSGI and MXL have been pledged to a bank as collateral to secure indebtedness owed to such bank. The address of NPDC and Messrs. Pollak and Feldman is 9 West 57th Street, Suite 4170, New York, New York, 10019.

(3) Includes (i) 7,475,148 shares of Common Stock beneficially owned by NPDC, (ii) 1,000 shares of Common Stock held by Mr. Pollak"s wife, and (iii) 490,000 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak. Mr. Pollak disclaims beneficial ownership of the shares of Common Stock owned by NPDC and his wife.

(4) Includes (i) 7,475,148 shares of Common Stock beneficially owned by NPDC, (ii) 2,950 shares of Common Stock held by certain members of Mr. Feldman's family, and (iii) 490,000 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Mr. Feldman disclaims beneficial ownership of the shares of Common Stock owned by NPDC and his family.

(5) Excludes (i) 1,130,000 shares of Common Stock held by Freedom Charitable Remainder Trust ("Freedom") of which David Blech is the income beneficiary but not the trustee,
     (ii) 480,000 shares of Common Stock held by Frontier Charitable Remainder Trust ("Frontier") of which David Blech is the income beneficiary but not the trustee, (iii) 430,000 shares of Common Stock held by Sentinel Charitable Remainder Trust, ("Sentinel") of which David Blech is the income beneficiary but not the trustee, (iv) 247,500 shares of Common Stock held by the Blech Family Trust (the "Blech Family Trust") of which David Blech is the income beneficiary but not the trustee, and (v) 240,834 shares of Common Stock held by the Edward A. Blech Charitable Remainder Trust ("Edward Blech Trust") of which David Blech is the income beneficiary but not the trustee. Mr. Blech disclaims beneficial ownership of the shares of Common Stock held by Freedom, Frontier, Sentinel, Blech Family Trust, and Edward Blech Trust. Mr. Blech's address is 225 Lafayette Street, Suite 1206, New York, New York 10012.

(6) Based, in part, on a Schedule 13D filed by the beneficial owner with the Securities and Exchange Commission (the
     "Commission").

(7) Includes 1,130,000 shares of Common Stock held by Freedom, 480,000 shares of Common Stock held by Frontier, 430,000 shares of Common Stock held by Sentinel, and 247,500 held by Blech Family Trust, of which trusts Mr. Blech is the income beneficiary but not the trustee. As sole trustee of each of the trusts, Mr. Madonia has the right to vote and dispose of the shares held by such trusts. Mr. Blech disclaims beneficial ownership of such shares of Common Stock. Mr. Madonia's address is c/o Madonia, Pilles & Co., P.A., 30 Outwater Lane, Garfield, New Jersey 07026.

(8) Includes 240,834 shares of Common Stock held by Edward Blech Trust. As sole trustee of such trust, Mr. Jofen has the right to vote and dispose of the shares held by such trust. Mr. Blech disclaims the beneficial ownership of such shares of Common Stock. Mr. Jofen's address is 418 Avenue I, Brooklyn, New York 11231.

(9) The members of Biotechnology Investment Group, L.L.C. ("BIG"), which is a limited liability company, are:
     Collinson Howe Venture Partners, Inc. (formerly known as Schroder Venture Advisers, Inc.)(Jeffery J. Collinson is its president and its sole director and majority owner); Mordechai Jofen, 418 Avenue I, Brooklyn, New York 11231, as trustee of the Edward Blech Trust; and Wilmington Trust Company, 1100 N. Market Street, Wilmington, Delaware 19890, as voting trustee. Such persons may have shared voting and dispositive power over these shares. All of the shares of Common Stock owned by BIG have been pledged to Citibank, N.A. as collateral to secure indebtedness owed to such bank. The address of BIG is 1055 Washington Blvd., Stamford, CT 06901.




     SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth, as of April 22, 1996, beneficial ownership of shares of Common Stock of the Company by each director, each of certain executive officers and all directors and executive officers as a group.



          Name            Total Number of  Percent    Of Total Number of
                              Shares      of Common   Shares Beneficially
                           Beneficially     Stock           Owned,
                               Owned        Owned     Shares Which May Be
                                                      Acquired Within 60 Days

Martin M. Pollak(1)(3)(5)        7,967,648   22.8%         490,000
Jerome I. Feldman(2)(3)(5)       7,981,598   22.8          490,000
Samuel H. Ronel, Ph.D.             311,000     *           310,500
Stanley G. Schutzbank, Ph.D        321,000     *           320,500
Ogden R. Reid(3)(4)                 10,100     *            10,000
Lawrence M. Gordon                 219,500     *           219,500
Scott N. Greenberg                 182,500     *           182,000
Leon Botstein, Ph.D.                20,000     *            20,000
Roald Hoffmann, Ph.D.(4)            5,000      *             5,000
Sheldon L. Glashow (4)               5,000     *             5,000
Directors and Executive          2,237,050    6.014      2,215,000
Officers as a Group (13
persons)

___________

* The number of shares owned is less than one percent of the outstandingshares of Common Stock.

(1)  See footnotes (2) and (3) to Principal Stockholders table.
(2)  See footnotes (2) and (4) to Principal Stockholders table.
(3)  Member of the Executive Committee.
(4)  Member of the Audit Committee.
(5)  Member of the Compensation Committee.










                            ELECTION OF DIRECTORS

      Ten directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The By-Laws of the Company permit the Board of Directors to fix the number of directors at no less than three nor more than fifteen persons and the Board of Directors has fixed the number of directors at ten persons. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

     Martin M. Pollak has been Chairman of the Board since 1981. He is a founder of NPDC (a holding company) and has been Executive Vice President, Treasurer, and a director of NPDC since 1959. Mr. Pollak is Chief Executive Officer, President and a director of American Drug Company ("ADC"), a subsidiary of NPDC which markets American-made generic pharmaceutical products in Russia. He has been Chairman of the Board of General Physics Corporation ("GPC"), a subsidiary of NPDC which provides engineering, environmental training, and technical support services to commercial nuclear and fossil power utilities and to the United States Department of Defense and Energy, since 1988, and a director since 1987; Chairman of the Executive Committee of GTS Duratek, Inc. ("Duratek"), a company which provides waste treatment solutions for radioactive, hazardous, mixed, and other wastes, from 1985 to 1995 and a director since 1982; Chairman of the Board and director of SGLG, Inc.("SGLG"), a subsidiary of NPDC, which is a holding company with a 19% interest in GSE Systems, Inc. ("GSE"), a software simulator company, since 1991; and a director of GSE since 1994. Mr. Pollak is Chairman of the Czech and Slovak United States Economic Council, a trustee of the Board of Trustees of the Worcester Foundation for Experimental Biology and a director of Brandon Systems Corporation, a personnel recruiting company, since 1986. Age 68.

   Jerome I. Feldman has been the Chairman of the Executive Committee of the Company since 1981. He has also been the Treasurer of the Company since 1984. Mr. Feldman is founder of, and since 1959 has been President, Chief Executive Officer, and a director of, NPDC. Mr. Feldman is Chairman of the Board of and a consultant to ADC. He has been Chairman of the Executive Committee of GPC since 1988 and a director of GPC since 1987; Chairman of the Board of Duratek from 1985 to 1995 and a director since 1982; Chairman of the Executive Committee and a Director of SGLG since 1991; and a director of GSE since 1994. He has been a director of Hamilton Financial Services, Inc., a financial service company, since 1983. He is a trustee of the New England Colleges Fund and of Bard College. Age 67.

     Samuel H. Ronel, Ph.D. has been Vice Chairman since
January 1996 and was President, Chief Executive Officer, and a director of the Company from 1981 to January 1996. He was responsible for the interferon research and development program since its inception in 1979. Dr. Ronel joined NPDC in 1970 and has served as the Vice President of Research and Development of NPDC since 1976 and as the President of Hydro Med Sciences, a division of NPDC, since 1976. Dr. Ronel served as President of the Association of Biotechnology Companies, an international organization representing United States and foreign biotechnology firms, from 1986-1988 and has served as a member of the Board of Directors until 1993. Dr. Ronel was elected to the Board of Directors of the Biotechnology Industry Organization in 1993. Age 60.

     Lawrence M. Gordon has been Chief Executive Officer and a director of the Company since January 1996, Vice President of the Company from 1991 to 1996, General Counsel of the Company from 1984 to January 1996, General Counsel of NPDC since 1986, and Vice President of NPDC since 1991. He was Associate General Counsel of NPDC from 1983 through 1986. Mr. Gordon has been a director of GPC since 1994. Age 42.

     Stanley G. Schutzbank, Ph.D. has been President of the Company since January 1996, Executive Vice President of the Company from 1981 to January 1996, and a director of the Company since 1981 and has been associated with the interferon research and development program since its inception in 1979. He is involved with all facets of administration and planning of the Company and has coordinated compliance with FDA regulations governing manufacturing and clinical testing of interferon, leading to the approval of ALFERON N Injection in 1989. Dr. Schutzbank joined NPDC in 1972 and has served as the Corporate Director of Regulatory and Clinical Affairs of NPDC since 1976 and as Executive Vice President of Hydro Med Sciences since 1982. Dr. Schutzbank is a member of the Regulatory Affairs Professionals Society and has served as Chairman of the Regulatory Affairs Certification Board since inception until 1994. Dr. Schutzbank received the 1991 Richard
E. Greco Regulatory Affairs Professional of the Year Award for his leadership in developing the United States Regulatory Affairs Certification Program. In September 1995, Dr. Schutzbank was elected to serve as President-elect in 1996, President in 1997, and Chairman of the Board in 1998 of the Regulatory Affairs Professionals Society. Age 50.

     Leon Botstein, Ph.D. has been a Director of the Company since 1981 and has been President of Bard College, Annandale-on Hudson, New York since 1975. Dr. Botstein was a Director of Intelogic Trace, Inc., a computer maintenance and support service company from 1985 to 1995. Age 49.

     Scott N. Greenberg has been a director of the Company since January 1996, Vice President, Chief Financial Officer, and a director of NPDC since 1989, a director of GPC since 1987, a director of SGLG since 1991, and Chief Financial Officer of ADC since 1994. Age 39.

     Ogden R. Reid has been a director of the Company since 1982; a director of NPDC since 1979; a Director of GPC since 1988; and Vice Chairman of the Board of GPC since 1992. He was Vice Chairman and a director of Duratek from 1991 to 1995. He has also been a director of Royce Laboratories, Inc., a generic drug company since 1995. Mr. Reid was Editor and Publisher of the New York Herald Tribune and of its International Edition, an United States Ambassador to Israel, a six term member of the U.S. Congress and a New York State Environmental Commissioner. Age 70.

     Roald Hoffmann, Ph.D. has been a director of the Company since 1991 and a director of NPDC since 1988. Dr. Hoffmann is a John A. Newman Professor of Physical Science at Cornell University since 1974 and is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981 he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 58.

     Sheldon L. Glashow, Ph.D. has been a director of the Company since 1991. He has been a director of GPC since 1987, a director of GSE since 1995, a director of CalCol, Inc., a pharmaceutical company, since 1994, and was a director of Duratek from 1985 to 1995. Dr. Glashow is the Higgins Professor of Harvard University and was a Distinguished Professor and Visiting Professor of Physics at Boston University. In 1971, he received the Nobel Prize in Physics. Age 64.


Section 16 (a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 1995 to March 1, 1996, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that Mei-June Liao, Ph.D. filed an untimely report on Form 3.

Board of Directors

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held four meetings in 1995 at which all of the directors attended meetings of the Board and Committees on which they served, except for Dr. Leon Botstein, who attended fewer than 75% of the meetings. Directors' Fees and Other Compensation
Directors who are not employees of the Company received a fee of $1,000 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

Executive Committee

   The Executive Committee, consisting of Martin M. Pollak, Jerome I. Feldman and Ogden R. Reid, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted five times in 1995 through unanimous written consent.

Audit Committee

     The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants, to serve as auditors for the following year in examining the books and records of the Company. This Committee met once in 1995. The Audit Committee currently consists of Ogden R. Reid, Roald Hoffmann and Sheldon L. Glashow.

Compensation Committee

     The Compensation Committee, consisting of Martin M. Pollak and Jerome I. Feldman, meets on call and has the authority to act with respect to the compensation of officers and employees of the Company. The Committee met once in 1995.


                         EXECUTIVE COMPENSATION

The following table presents the compensation paid by the Company to its then President and Chief Executive Officer and the Company's most highly compensated executive officers for 1995.


                       SUMMARY COMPENSATION TABLE




                                      Annual Compensation        Long Term Compensation
                                                                 Awards


                                                       Annual               All Other
                                                       Compen-   Stock      Compen-
                                    Salary   Bonus      sation    Options    sation
Name and Principal Position  Year   ($)      ($)        ($)       (#)        ($)(1)
Samuel H. Ronel, Ph.D.(2)    1995   146,563   -0-        -0-       75,000     3,500
Vice Chairman of the Board   1994   133,710  30,000      -0-      230,500     3,696
                             1993   135,339   -0-        -0-        -0-       3,598

Stanley G. Schutzbank,
Ph.D.(2)                     1995   188,818   -0-        -0-      125,000    3,500
President                    1994   143,250  50,000      -0-      230,500    3,696
                             1993   137,100   -0-        -0-        -0-      3,548

Drew Stoudt(2)               1995   114,018   -0-        -0-       25,000    2,417
Vice President, Regulatory   1994    88,354  20,359      -0-       98,000    2,329
Affairs and Quality          1993    88,415   -0-        -0-        -0-      2,508

Mei-June Liao. Ph.D.         1995   108,546   -0-        -0-        5,000    2,605
Vice President, Research and 1994    92,061   -0-        -0-       15,500    2,209
Development                  1993    88,579   -0-        -0-        -0-      2,126
__________

(1)  Matching contributions by the Company to the 401(k) Savings Plan, which became effective on March 1,  1992.
(2) Dr. Ronel has been Vice Chairman of the Company since January 1996 and was
President and Chief Executive Officer until January 1996.  Dr. Schutzbank has been
President of the Company since January 1996 and was Executive Vice President of the
Company until January 1996.  Drs. Ronel and Schutzbank and Mr. Stoudt devote a portion of their time to the business of NPDC.  For the year ended December 31, 1995, 71% of Dr.
Ronel's and 90% of Dr. Schutzbank's and Mr. Stoudt's time was allocated and charged to the Company. For the years ended December 31, 1994 and 1993, the percentages allocated were 75% and 80%, respectively for Dr. Schutzbank and Mr.
Stoudt and 71% and 75% for Dr. Ronel for the years ended December 31, 1994 and
1993, respectively



                                   Option Grants in 1995

 The following table sets forth certain information relating to options granted in 1995 to purchase shares of Common Stock of the Company.

                                                                                   Potential
                                                                                    Realizable
                                                                                   Value at Assumed
                                                                                   Annual Rates of
                                 % of Total                                        Stock Price
                                 Options             Exercise                      Appreciation for
                       Options   Granted to                    or Base             Option Term(2)
                       Granted   Employees in        Price     Expiration
Name                   (#)(1)    1995                ($/Sh)    Date                5%         10%


Samuel H. Ronel, Ph.D   25,000    4.4%               $1.56     12/14/2000          $10,792    $23,848
                        50,000    8.8%                2.10     10/02/2000           29,010     64,104

Stanley G. Schutzbank,  25,000    4.4%                1.56     12/14/2000           10,792     23,848
Ph.D.                  100,000   17.5%                2.10     10/02/2000           58,019    128,207

Drew Stoudt             25,000    4.4%                2.10     10/02/2000           14,505     32,052

Mei-June Liao, Ph.D.     5,000     .9%                2.10     10/02/2000            2,901      6,410

__________________

  The 5% and 10% assumed rates of stock appreciation used to calculate potential gains to optionees are mandated by the rules of the Commission.

(1) Options were granted at 100% of fair market value on the date of the grant.
(2) Represents gain that would be realized assuming the options were held for the entire five year term and the stock price increased at compounded rates of 5% and 10% from a base price of $1.56 and $2.10 per share, respectively. The potential realizable values per option or per share under such 5% and 10% rates of stock appreciation would be $.43 and $.95 from a base price of $1.56 and $.58 and $1.28 from a base price of $2.10, respectively. These amounts represent assumed rates of appreciations only. Actual gain, if any, on stock exercises and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amount reflected in this table will be achieved.




    The following table sets forth information for the named executive officers regarding the exercise of options during 1995 and unexercised options held at the end of 1995.




                AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1995
                           AND YEAR-END OPTION VALUES


               Shares                       Number of Unexercised      Value of Unexercised
               Acquired                     Options at December 31,    In-The-Money Options at
               on             Value              1995($)(#)            December 31,1995($)(1)
               Exercise(#)    Realized($)   Exercisable/Unexercisable  Exercisable/Unexercisable
Samuel H.
 Ronel, Ph.D.     -0-             -0-          310,500    70,000       $1,563        $6,250
Stanley G.
Schutzbank, Ph.D  -0-             -0-          320,500   110,000       $1,563        $6,250

Drew Stoudt       -0-             -0-           98,000     25,000         -0-           -0-

Mei-June
Liao, Ph.D.       -0-             -0-           18,000     22,000         -0-           -0-


___________

(1)  Calculated based on the closing price of the Common Stock ($1.875) as reported by NASDAQ on December 29, 1995.



            Board Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company. The Compensation Committee is currently comprised of Messrs. Feldman and Pollak.


     The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders. An executive's salary is determined by an assessment of the significance of the executive's contribution to the operations of the Company.


     The executive compensation program is reviewed in total considering all of the component parts: base salary, annual bonus, and long-term incentive compensation in the form of stock options and the 401(K) Savings Plan. The compensation components consist generally of lower base salaries together with higher performance compensation through bonuses and stock options.

     In evaluating the reasonableness of compensation paid to the Company's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Company's performance and the individual contribution of each executive officer.

     The Compensation Committee has from time to time recommended to the Stock Option Committee the grant of stock options to the Company's senior management, including the named executive officers, whose performance had a significant effect on the success of the Company. These option grants to management reinforce the Compensation Committee's philosophy that management compensation should be closely linked with stockholder value.

     The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1995, the Company also made a matching contribution to the 401(k) Savings Plan for those participants.

     DR. RONEL'S 1995 COMPENSATION. The Compensation Committee discussed the appropriate compensation philosophy and compensation components for Dr. Ronel.

     Included in this review was information pertaining to substantial progress in the development of the Company's international and domestic marketing and distribution opportunities with a number of independent distributors and multinational pharmaceutical companies. Dr. Ronel was also integrally involved in the successful consummation of the financing transaction with Sunrise Securities Corp. pursuant to which the Company completed the sale of 12,000,000 shares of Common Stock for an aggregate of $14,400,000 (the "August/September Offering").

              MARTIN M. POLLAK  JEROME I. FELDMAN

                              12

                       PERFORMANCE GRAPH

     The following graph compares the performance of the Company for the period 1990 through 1995 with the performance of the Nasdaq Market Index and the Dow Jones Industry Group BTC Biotechnology. The graph illustrates and compares the 5 year cumulative total return of a $100 investment on December 31, 1990 in Interferon Common Stock, NASDAQ Market Index and Dow Jones Industry Group BTC-Biotechnology. The values are as of December 31 of specified year assuming that dividends are reinvested.

COMPANY          1990     1991      1992      1993      1994      1995

INTERFERON
SCIENCES, INC.    100    218.18     78.79    113.64     32.58    45.45
INDUSTRY INDEX    100    226.21    191.92    177.95    159.02   277.91
BROAD MARKET      100    128.38    129.64    155.50    163.26   211.77


                      CERTAIN TRANSACTIONS
Agreements with NPDC

     Transfer Agreement As of January 1, 1981, NPDC entered into an agreement (the "Transfer Agreement") with the Company pursuant to which NPDC (i) licensed to the Company in perpetuity all of its right, title, and interest in and to certain intellectual property and technology rights (the "Intangible Assets") relating to its programs in human leukocyte interferon and recombinant DNA and hybridoma technology, and (ii) transferred to the Company its rights under certain consulting, supply, and research agreements (the "Agreements"). In consideration of the license and transfer of the Intangible Assets and the Agreements, the Transfer
Agreement provides that the Company will pay to NPDC a royalty of $1,000,000. Such amount is payable if and when the Company generates net income before income taxes, and is limited to 25% of such net income before taxes per year until the amount is paid in full.

     Management Agreement As of January 1, 1981, NPDC entered into a management agreement (the "Management Agreement") with the Company pursuant to which certain legal, financial and administrative services have been provided by employees of NPDC. The fee for such services is $120,000 per annum. In addition, the Management Agreement provided that certain other services provided by NPDC's employees, such as maintenance, shipping and receiving, purchasing, secretarial work, information retrieval, and regulatory compliance, would be paid for by the Company on an "as used" basis at NPDC's approximate cost. During 1995, NPDC charged $1,121,145 to the Company for such other services. Commencing January 1, 1996, the Management Agreement was amended to provide that such other services will be provided by employees of the Company to NPDC on an "as used" basis at the Company's approximate cost. The Company is also covered under certain of NPDC's insurance policies and pays its proportionate share of insurance costs.

      Lease Agreement The Company owns two free standing buildings aggregating approximately 44,000 square feet located in New Brunswick, New Jersey. The Company and NPDC have entered into an agreement for the sharing of the office, warehouse and laboratory facility. The Company occupies approximately 25,000 square feet, shares approximately 9,000 square feet with NPDC, and leases approximately 10,000 square feet of space to NPDC at such location. During 1995, NPDC paid the Company as rent NPDC's proportionate share of such occupancy costs (based on both square feet occupied and number of personnel), which amounted to $181,992.
                              13
     While the above-described agreements were negotiated with a principal stockholder of the Company which was then its parent, the Company nevertheless believes that such agreements are equivalent economically to arms-length transactions with a third party.

Agreements with David Blech and Related Parties

     On May 28, 1993, David Blech, the Chief Executive Officer, sole shareholder and a director of D. Blech & Company, Incorporated ("DBC"), and the Company entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which Mr. Blech or his designees purchased for $4.00 per unit, an aggregate of 2,500,000 units ("Units"), each Unit consisting of two shares of Common Stock, one Class A Warrant (the "Class A Warrants") to purchase one share of Common Stock at an exercise price of $3.25 per share, and one Class B Warrant (the "Class B Warrant") to purchase one share of Common Stock at an exercise price of $5.00 per share. The Class A Warrants and the Class B Warrants expire on August 31, 2000. The following acquisitions were made in installments pursuant to the Purchase Agreement:
(i) two charitable remainder trusts, of which Mr. Blech is the income beneficiary but not the trustee, purchased an aggregate of 1,050,000 Units, (ii) Mr. Blech purchased 1,187,500 Units,
(iii) Mark S. Germain, a Managing Director of DBC, purchased 250,000 Units, and (iv) an unaffiliated purchaser purchased 12,500 Units. The purchasers have certain demand registration rights as to the securities acquired by them under the Purchase Agreement. Under the Purchase Agreement, Mr. Blech had the right (which was never exercised) to cause the Company to nominate two designees of Mr. Blech (the "Blech Designees") to the Board of Directors of the Company as long as Mr. Blech and the other purchasers under the Purchase Agreement beneficially owned, in the aggregate, at least 2,000,000 shares of Common Stock. In 1993, the Company paid DBC a $500,000 fee for its services in connection with the Purchase Agreement.

     Pursuant to the Purchase Agreement, a 10-year Voting
Agreement (the "Voting Agreement") among David Blech, NPDC,
FSGI, and MXL became effective as of May 28, 1993 pursuant to which NPDC, FSGI and MXL agreed to (a) vote all of their shares of Common Stock for the election of the Blech Nominees as directors of the Company unless Mr. Blech and the other purchasers under the Purchase Agreement dispose of more than 1,000,000 shares of Common Stock and (b) restrict transfer of the Common Stock held by them for one year, subject to certain exceptions. Pursuant to the Voting Agreement, Mr. Blech and the other purchasers under the Purchase Agreement agreed to vote for the election of two nominees of NPDC as directors of the Company unless NPDC, MXL and FSGI disposed of any shares of Common Stock (other than up to 2,000,000 shares of Common Stock disposed of in exchange for debt obligations of NPDC, MXL or
FSGI).  Concurrently with the execution of the Purchase
Agreement, the Company entered into a consulting agreement with DBC under which the Company agreed to pay $100,000 per year, payable monthly, to DBC for advisory services with respect to the Company's field of interest and business, strategic and commercial matters related to the biotechnology industry. The term of the Consulting Agreement was for one year commencing on June 1, 1993, and was renewed on the same terms for an additional one-year period which expired on June 1, 1995. David Blech and the Company were unaffiliated prior to the transactions described above, which were negotiated on an arm's-length basis.

     On May 13, 1994, the Company filed a registration statement with the Securities and Exchange Commission, which statement was amended on July 1, 1994 and was subsequently amended again on August 10, 1994, covering a proposed public offering of 2,000,000 shares of the Company's Common Stock to be managed by DBC as underwriter. On September 22, 1994, DBC could not meet certain minimum capital requirements and was forced to discontinue its operations. Consequently, the Company had to cancel the proposed public offering of Common Stock.


     On December 6, 1994, the Company entered into a Purchase and Exchange Agreement with Mr. Blech and certain other parties pursuant to which Sentinel Charitable Remainder Trust, a trust of which Mr. Blech is the income beneficiary, but not the trustee, purchased 430,000 shares of Common Stock for $1 per share or an aggregate purchase price of $430,000. The purchase price was negotiated on an arms-length basis and the shares were sold at a discount to market value as a result of the Company"s need for additional working capital. In addition, pursuant to such agreement, David Blech and certain other parties agreed to exchange 2,250,000 Class A Warrants and 2,250,000 Class B Warrants for 900,000 shares of Common Stock. The issuance and exchange of the shares of Common Stock pursuant to the Purchase and Exchange Agreement were completed in April 1995. In connection with and in consideration for the Purchase and Exchange Agreement described above, Mr. Blech and certain other parties and the Company entered into an agreement
(i) terminating and canceling the Voting Agreement discussed above, (ii) deleting in its entirety a provision of the Purchase Agreement with respect to conflicting "piggyback" registration rights, and (iii) deleting in its entirety the provision of the Purchase Agreement with respect to Board representation and nomination rights of the Blech Designees.

Other Transactions

     On May 3, 1995, NPDC, BIG, and Edward Blech Trust committed to loan the Company $600,000, $220,000 and $100,000, respectively. All of such loans were made by July 6, 1995. Such loans bore interest at prime plus 2% and matured on the earlier of (1) the first date that the Company receives gross proceeds of at least $7,500,000 from a public offering (the "Public Offering") of Common Stock and (ii) November 2, 1995. If the indebtedness matured as a result of the Public Offering, repayment of principal of the indebtedness was permitted to be made, at the option of the Company, by delivery of shares of Common Stock valued at the public offering price per share in the Public Offering. On July 17, 1995, NPDC and BIG loaned the Company an additional $500,000 and $150,000, respectively, and between July 17 and August 22, 1995 NPDC loaned the Company an additional $300,000 on the same terms as the terms of the earlier loans except that the Company did not have the option to repay the principal of such additional indebtedness by delivery of shares of Common Stock. All such indebtedness was repaid out of the proceeds of the August/September Offering. NPDC, BIG, and Edward Blech Trust used a portion of such funds to purchase 500,000, 183,334 and 83,334 shares of Common Stock respectively, in the August/September Offering.

     The Company has forgiven a $150,000 loan to Lawrence M. Gordon, Chief Executive Officer and a director of the Company, and also has forgiven $18,000 of accrued interest on such loan. Such loan had been due July 9, 1997 and bore interest at a rate of 6% per annum.

                     STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the Company's 1997 proxy statement provided they are received by the Company no later than January 13, 1997, and are otherwise in compliance with applicable Securities and Exchange
Commission regulations.

                            GENERAL

     So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                    COST OF SOLICITATION

   The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

                                             Donald W. Anderson
                                                  Secretary






                       INTERFERON SCIENCES, INC.

COMMON STOCK   Annual Meeting of Stockholders          PROXY

                    To Be Held June 19, 1996

  This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of Interferon Sciences, Inc. hereby appoints
Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the Brunswick
Hilton and Towers, 3 Tower Center Boulevard, East Brunswick, New Jersey on June 19, 1996, at 1:30 P.M. Eastern Standard Daylight Savings Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below. This proxy when properly executed will be voted as directed.
If no direction is indicated, this proxy will be voted for proposals (1) (2) and (3).

1.   Election of Directors: Martin M. Pollak, Jerome I.
Feldman, Samuel H. Ronel, Lawrence M. Gordon, Stanley G. Schutzbank, Leon Botstein, Scott N. Greenberg, Ogden R. Reid, Roald Hoffmann and Sheldon L. Glashow.

                                             For All
                                             (Except
                                             Nominees
                                             Written
(INSTRUCTION: To withhold     For  Withhold       Below)
authority to vote for any
individual nominee, write
that nominee's name in the
space provided below)


2. Upon any other matters which may properly come before the meeting or any adjournments thereof.




                              Please sign exactly as name appear below.

                              Dated                    , 1996
                              Signature
                              Signature if held jointly
                              Please mark, sign, date and
                              return the proxy card promptly
                              using the enclosed envelope.
                              When shares are held by joint
                              tenants both should sign.  When
                              signing as attorney, as executor,
                              administrator, trustee or an,
                              please give full title as such.
                              corporation, please sign in full
                              corporate name by President
                              or other authorized officer.  If
                              a partnership please sign in
                              partnership name by authorized
                              person.